Exhibit 99.1

Aevi Genomic Medicine Announces New Appointment to its Board of Directors

PHILADELPHIA, PA – (PR Newswire) – 12/4/17 – Aevi Genomic Medicine, Inc. (NASDAQ: GNMX) (the Company) announced today the appointment of Matthew D. Bayley, MD, MBA to its Board of Directors.

"We are excited to welcome Matt to our Board of Directors during this important time for the Company”, said Mike Cola, CEO of Aevi Genomic Medicine. “He has played a key role in advancing the strategic direction at Children’s Hospital of Philadelphia, and his industry experiences and keen business insights will bring a valuable perspective to the Company.”

Dr. Bayley currently serves as a Senior Vice President and Chief Strategy Officer at the Children’s Hospital of Philadelphia (CHOP) where he leads strategic planning and business development efforts and supports the CEO in developing the strategy of advancing CHOP’s mission. Prior to joining CHOP, he was a Partner at McKinsey & Company, a global management consulting firm, where his work focused on strategy, operations, and organizational topics in the healthcare field. Dr. Bayley graduated from the University of Virginia’s McIntire School of Commerce, and went on to receive his M.D. from the University of Pennsylvania School of Medicine and an M.B.A. from the Wharton School.

About Aevi Genomic Medicine, Inc.

Aevi Genomic Medicine, Inc. is dedicated to unlocking the potential of genomic medicine to translate genetic discoveries into novel therapies. Driven by a commitment to patients with pediatric onset life-altering diseases, the company’s research and development efforts leverages an internal genomics platform and an ongoing collaboration with the Center for Applied Genomics (CAG) at The Children’s Hospital of Philadelphia (CHOP).

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

CONTACT:

Aevi Genomic Medicine, Inc.

Brian Piper

Brian.Piper@aevigenomics.com

Westwicke Partners

Chris Brinzey

339-970-2843

Chris.brinzey@westwicke.com

MEDIA INQUIRIES:

FTI Consulting

Irma Gomez-Dib

+1-212-850-5761

+1-415-706-9155

irma.gomez-dib@fticonsulting.com